UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2014

ARNO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-52153	52-2286452
(Commission File Number)	(IRS Employer
Identification No.)

200 Route 31 North, Suite 104
Flemington, NJ 08822

(Address of principal executive offices and Zip Code)

(862) 703-7170

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2014 (the “Effective Date”), Arno Therapeutics, Inc. (the “Company”) appointed Lawrence A. Kenyon to serve as its Chief Financial Officer, effective immediately. Mr. Kenyon, age 48, was most recently Interim President & Chief Executive Officer, Chief Financial Officer and Secretary of Tamir Biotechnology, Inc., a publicly-held company engaged in the development of oncology and anti-infective therapeutics, from December 2011 to March 2013. Prior to that, from December 2008 to July 2010, Mr. Kenyon was Executive Vice President, Finance and, commencing in March 2009, the Chief Financial Officer of Par Pharmaceutical Companies, Inc., a publicly-held generic and branded specialty pharmaceuticals company. Prior to joining Par, Mr. Kenyon was Chief Financial Officer and Secretary of Alfacell Corporation from January 2007 until February 2009; he also served at various times during this period as Alfacell’s Executive Vice President, Chief Operating Officer, and President, and was a member of Alfacell’s board of directors from November 2007 to April 2009.  Prior to joining Alfacell, Mr. Kenyon served as Executive Vice President, Chief Financial Officer and Corporate Secretary at NeoPharm, Inc., a publicly traded biopharmaceutical company, from 2000 until 2006. Mr. Kenyon holds a bachelor’s degree in accounting from the University of Wisconsin-Whitewater and is a Certified Public Accountant.

The terms of Mr. Kenyon’s employment with the Company are set forth in an Employment Agreement dated as of the Effective Date (the “Employment Agreement”). The Employment Agreement provides for a term of three years following the Effective Date (the “Term”), subject to automatic renewal for successive one-year periods unless either party provides the other party with at least 90 days’ notice of nonrenewal. Pursuant to the Employment Agreement, Mr. Kenyon will receive an initial annualized base salary of $275,000. The Employment Agreement further provides that, subject to the successful achievement of specific performance objectives to be established by Mr. Kenyon and the Chief Executive Officer and approved by the Board, Mr. Kenyon will be eligible to receive an annual performance bonus of up to 30% of his annualized base salary. The Company has also agreed to pay to Mr. Kenyon $100,000 following his relocation to an area near the Company’s headquarters, which amount is subject to repayment as described in the Employment Agreement in the event of Mr. Kenyon’s voluntary termination of his employment (other than for “Good Reason,” as defined in the Employment Agreement) or the Company’s termination of his employment for “Cause” (as defined in the Employment Agreement).

Pursuant to the Employment Agreement, on the Effective Date, Mr. Kenyon was granted a 10-year option to purchase a total of 223,445 shares of the Company’s common stock at an exercise price equal to $2.23 per share. The right to purchase 25% of the shares will vest and become exercisable on February 24, 2015, and thereafter the remaining shares will vest and become exercisable in 24 equal monthly installments. Effective as of the close of business on October 31, 2014 and subject to Mr. Kenyon’s continued employment with the Company, Mr. Kenyon will also be granted a ten-year option to purchase an additional number of shares of the Company’s common stock equal to 0.90% of the number of shares of common stock issued by the Company, if any, upon the exercise of the Company’s outstanding 2012 Series B and 2013 Series E Common Stock Purchase Warrants expiring on October 31, 2014. Such option will be granted at an exercise price equal to the fair market value of the Company’s common stock on October 31, 2014, and will vest and become exercisable as to 25% of the shares on October 31, 2015 and as to the remaining shares in 24 equal monthly installments thereafter.

The Employment Agreement provides that if the Company terminates Mr. Kenyon without “Cause,” or if he resigns for “Good Reason” (each as defined in the Employment Agreement), then he shall be entitled to: (i) any accrued but unpaid base salary, paid time off, and any unpaid bonus for the prior calendar year; (ii) continued payment of his then current annualized base salary for a period of 270 days; (iii) subject to the sole discretion of the Board, which may be withheld for any reason, a pro-rated performance bonus equal to the target performance bonus for the applicable calendar year; (iv) payment of health insurance premiums for a period of 270 days; and (v) the acceleration of the vesting of all unvested options.

1

Upon the Effective Date, Mr. Kenyon also assumed the role of the Company’s principal financial officer, succeeding Scott L. Navins, the Company’s Treasurer. In addition, on February 25, 2014, Mr. Navins gave notice to the Company that he intends to resign as the Company’s Treasurer and principal accounting officer in order to pursue other employment. The effective date of Mr. Navins’ resignation as the Company’s principal accounting officer has not yet been determined. Following the effective time of such resignation, the Company expects Mr. Kenyon to also assume the role of principal accounting officer of the Company.

The foregoing description of the material terms of the Employment Agreement is qualified in their entirety by reference to the full text of the agreement, which is attached hereto and incorporated by reference herein as Exhibit 10.1.  A copy of the Company’s press release issued February 27, 2014, announcing Mr. Kenyon’s appointment is attached hereto and incorporated by reference herein as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement by and between Arno Therapeutics, Inc. and Lawrence Kenyon, dated February 24, 2014.
99.1	Press Release issued by Arno Therapeutics, Inc. on February 27, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2014

Arno Therapeutics, Inc.

By:	/s/ Glenn R. Mattes
Glenn R. Mattes, President and Chief
Executive Officer

2

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement by and between Arno Therapeutics, Inc. and Lawrence Kenyon, dated February 24, 2014.
99.1	Press Release issued by Arno Therapeutics, Inc. on February 27, 2014

3